Exhibit 99.1

Patterson Companies Reports Improved Fourth Quarter Operating Results

St. Paul, MN—May 20, 2010—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $812,762,000 for the fourth quarter of fiscal 2010 ended April 24, an increase of 4% from $779,884,000 in the year-earlier quarter. Internal growth accounted for 1% of the fourth quarter sales increase, with acquisitions and foreign currency adjustments accounting for the balance. Net income of $61,805,000 or $.52 per diluted share rose 15% from $53,961,000 or $0.46 per diluted share in the fourth quarter of fiscal 2009.

Full-year fiscal 2010 consolidated sales totaled $3,237,376,000, up 5% from $3,094,227,000 in fiscal 2009. Net income for the year came to $212,254,000 or $1.78 per diluted share, an increase of 6% from $199,635,000 or $1.69 per diluted share in fiscal 2009.

Sales of Patterson Dental Supply, Patterson’s largest business, were $547,264,000 in the fourth quarter, up 3% from $533,547,000 in the year-earlier period.

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Sales of consumable dental supplies and printed office products rose 2% from last year’s fourth quarter and were essentially flat with last year’s fourth quarter before the impact of currency adjustments.

•	Sales of dental equipment and software, including currency adjustments, were largely unchanged from the year-earlier level.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 16% from last year’s fourth quarter.

Sales of the Webster Veterinary unit increased 2% in the fourth quarter of fiscal 2010 to $161,978,000. All of Webster’s fourth quarter growth was internally generated. Sales of Patterson Medical, the rehabilitation supply and equipment unit, increased 18% to $103,520,000. Patterson Medical’s internally-generated sales rose 4%, while the acquisitions of Mobilis Healthcare Group in April 2009 and Empi Therapy Solutions in June 2009 accounted for the balance of the fourth quarter sales increase.

Scott P. Anderson, president and chief executive officer, commented: “Patterson’s overall fourth quarter results generally reflect the impact of the nation’s slow economic recovery. This impact was particularly evident in the performance of our dental business in terms of uneven patient demand for dental services and the hesitancy of practitioners to commit to new capital investments. We believe the dental market is stabilizing, and we are encouraged by some preliminary indications that the market may be starting to strengthen. Although a broadly based recovery of the dental market is expected to be gradual, we are taking a pro-active approach, having initiated new sales and marketing programs to stimulate sales in several product categories. This includes using our leadership in equipment technology to bolster our performance until the market for basic equipment recovers. We believe Patterson is positioned to capture a significant share of the equipment business that has been deferred during the past two years. To strengthen our performance during the coming year, we also will maintain a sharp focus on expense control at all levels of our organization.”

He continued: “Patterson Medical posted solid fourth quarter operating results, even excluding the impact of the Mobilis and Empi Therapy Solutions acquisitions, which are continuing to meet our expectations. The assimilation of both units is proceeding on schedule, and the expenses related to these acquisitions continued to moderate in the fourth quarter. We believe Patterson Medical is increasingly well-positioned as a strong growth driver, and we are continuing to identify and evaluate strategic acquisition opportunities for this business. We also were generally pleased with Webster’s fourth quarter performance, although revenues were affected by a shift in its sales mix toward agency sales of certain pharmaceuticals. This sales mix shift masked a further increase in sales of other consumable supplies as well as a strongly improved operating margin.

We also were encouraged by improved sales of veterinary equipment. During the fourth quarter, Webster entered into an exclusive marketing agreement with VetSource, a leading North American provider of integrated specialty pharmacy distribution, including its home delivery capabilities. We also made a minority equity investment in the company. We believe that offering the VetSource solution further strengthens Webster’s value-added platform.”

Patterson is forecasting earnings of $1.89 to $1.99 per diluted share for fiscal 2011. The first quarter of the coming year includes one additional selling week, due to our 52-week, 53-week fiscal year convention.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com.

Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard through May 27, 2010 at 1-303-590-3030 with the 4301441 conference ID.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 24, 2010	April 25, 2009	April 24, 2010	April 25, 2009

Net sales	$812,762	$779,884	$3,237,376	$3,094,227
Gross profit	288,111	269,110	1,089,401	1,043,524
Operating expenses	187,863	176,622	734,110	697,298

Operating income	100,248	92,488	355,291	346,226
Other expense, net	(3,838)	(6,404)	(16,250)	(26,575)

Income before taxes	96,410	86,084	339,041	319,651
Income taxes	34,605	32,123	126,787	120,016

Net income	$61,805	$53,961	$212,254	$199,635

Earnings per share:
Basic	$0.52	$0.46	$1.79	$1.70
Diluted	$0.52	$0.46	$1.78	$1.69
Shares:
Basic	118,798	117,930	118,443	117,716
Diluted	119,518	118,247	119,202	118,355
Dividends declared per common share	$0.10	$—	$0.10	$—
Gross margin	35.4%	34.5%	33.7%	33.7%
Operating expenses as a % of net sales	23.1%	22.6%	22.7%	22.5%
Operating income as a % of net sales	12.3%	11.9%	11.0%	11.2%
Effective tax rate	35.9%	37.3%	37.4%	37.5%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 24, 2010	April 25, 2009

	(Unaudited)

ASSETS
Current assets:
Cash and short-term investments	$340,591	$158,065
Receivables, net	452,746	476,156
Inventory	288,725	269,934
Prepaid expenses and other current assets	51,696	33,440

Total current assets	1,133,758	937,595
Property and equipment, net	169,598	166,500
Goodwill and other intangible assets	1,005,677	968,036
Investments and other	113,936	61,489

Total Assets	$2,422,969	$2,133,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$193,626	$180,933
Other accrued liabilities	154,725	131,367
Current maturities of long-term debt	—	22,000

Total current liabilities	348,351	334,300
Long-term debt	525,000	525,000
Other non-current liabilities	108,107	88,000

Total liabilities	981,458	947,300
Stockholders’ equity	1,441,511	1,186,320

Total Liabilities and Stockholders’ Equity	$2,422,969	$2,133,620

-more-

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 24, 2010	April 25, 2009	April 24, 2010	April 25, 2009

Consolidated Net Sales
Consumable and printed products	$538,024	$518,762	$2,124,558	$1,986,872
Equipment and software	202,457	198,302	839,436	851,944
Other	72,281	62,820	273,382	255,411

Total	$812,762	$779,884	$3,237,376	$3,094,227

Dental Supply
Consumable and printed products	$312,626	$307,212	$1,214,796	$1,217,193
Equipment and software	170,479	171,154	709,468	731,389
Other	64,159	55,181	243,231	225,827

Total	$547,264	$533,547	$2,167,495	$2,174,409

Rehabilitation Supply
Consumable and printed products	$73,060	$60,345	$303,044	$254,270
Equipment and software	25,015	22,108	100,583	93,236
Other	5,445	5,370	22,670	21,663

Total	$103,520	$87,823	$426,297	$369,169

Veterinary Supply
Consumable and printed products	$152,338	$151,205	$606,718	$515,409
Equipment and software	6,963	5,040	29,385	27,319
Other	2,677	2,269	7,481	7,921

Total	$161,978	$158,514	$643,584	$550,649

Other (Expense) Income, net
Interest income	$2,059	$583	$8,550	$5,423
Interest expense	(6,311)	(6,914)	(25,694)	(30,149)
Other	414	(73)	894	(1,849)

	$(3,838)	$(6,404)	$(16,250)	$(26,575)

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 24, 2010	April 25, 2009
Operating activities:
Net income	$212,254	$199,635
Depreciation & amortization	39,474	30,346
Share-based compensation	8,826	7,730
Change in assets and liabilities, net of acquired	4,931	(113,706)

Net cash provided by operating activities	265,485	124,005

Investing activities:
Additions to property and equipment, net of disposals	(29,804)	(32,318)
Acquisitions and equity investments	(53,672)	(124,776)

Net cash used in investing activities	(83,476)	(157,094)

Financing activities:
Cash dividends paid	(11,886)	—
Other financing activities	(8,069)	(93,643)

Net cash used in financing activities	(19,955)	(93,643)

Effect of exchange rate changes on cash	20,472	(23,367)

Net increase (decrease) in cash and cash equivalents	$182,526	$(150,099)